Exhibit 10.45

SHARE REPURCHASE AGREEMENT

This SHARE REPURCHASE AGREEMENT (this “Agreement”) is dated as of December 8, 2013 and is between the affiliates of The Blackstone Group, L.P. named in the signature pages below (such named signatories, collectively, “Blackstone”), and SeaWorld Entertainment, Inc., a Delaware corporation (the “Company”).

BACKGROUND

WHEREAS, Blackstone currently holds 58,745,708 shares of stock representing approximately 63% of the outstanding common stock, par value $0.01 per share (the “Common Stock”), of the Company;

WHEREAS the Company has received a notice pursuant to the registration rights agreement (the “Registration Rights Agreement”) between the Company and each of the Blackstone sellers requesting that the Company facilitate the sale of certain shares of Common Stock owned by Blackstone pursuant to an underwritten registered secondary offering (the “Blackstone Secondary Offering”);

WHEREAS, each of the Blackstone sellers has offered to sell, in conjunction with the Blackstone Secondary Offering, and the Company has determined to repurchase 1.5 million of Blackstone’s shares (the “Repurchased Shares”) at a price per share equal to the same price being paid to Blackstone in the Blackstone Secondary Offering by the underwriters in such Offering (such repurchase, the “Blackstone Repurchase”);

WHEREAS, the board of directors of Company (the “Board”) has formed a special committee of the Board (the “Special Committee”) comprised solely of disinterested, independent directors, and the Special Committee has received and reviewed all information it deemed necessary or appropriate in considering the Blackstone Repurchase;

WHEREAS, the Special Committee has concluded that it is in the best interests of the Company to enter into the Blackstone Repurchase in accordance with this Agreement, and has approved the Blackstone Repurchase and related transactions that may be required in connection with the Blackstone Repurchase;

NOW, THEREFORE, in consideration of the premises and the agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

SALE AND REPURCHASE OF SHARES

Section 1.1 Repurchase. Subject to the terms and conditions of this Agreement, at the Closing (as defined below), each of the Blackstone sellers shall sell, assign, transfer, convey and deliver to the Company, and the Company shall purchase, acquire and accept from Blackstone, 1.5 million shares of Common Stock presently held by Blackstone, such purchase and sale to be allocated between each of the Blackstone sellers pro rata based on the relative total number of shares of Common Stock respectively held by them. The purchase price for each Repurchased Share shall be equal to the per share price at which Blackstone sells the underwritten shares to the underwriters in the Blackstone Secondary Offering (the “Purchase Price”), in each case as set forth on the cover of the final prospectus (the “Final Prospectus”) prepared in connection with the Blackstone Secondary Offering and filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) of the rules and regulations of the SEC.

Section 1.2 Closing. The closing of the Blackstone Repurchase (the “Closing”) will take place at the time and place specified for the initial closing under the underwriting agreement for the Blackstone Secondary Offering, subject to satisfaction or waiver of all conditions set forth in Section 1.3 (the date on which the Closing actually occurs being the “Closing Date”). At the Closing, (a) each of the Blackstone sellers shall deliver or cause to be delivered to the Company all of Blackstone’s right, title and interest in and to the Repurchased Shares respectively held by them (including, if available, delivery by electronic book-entry form through the facilities of the Depository Trust Company), together with all documentation reasonably necessary to transfer to the Company Blackstone’s right, title and interest in and to the Repurchased Shares and (b) the Company shall pay to Blackstone the aggregate Purchase Price in respect of the Repurchased Shares, in cash, by wire transfer of immediately available funds in accordance with the wire transfer instructions provided by Blackstone to the Company.

Section 1.3 Conditions.

(a) The obligations of each party to consummate the Blackstone Repurchase and to effectuate the Closing are subject to the closing of the Blackstone Secondary Offering and the delivery to the underwriters of the shares purchased in the Blackstone Secondary Offering and the Purchase Price per share being no greater than $34.00.

(b) The obligations of the Company to consummate the Blackstone Repurchase and to effectuate the Closing are subject to the condition that the representations and warranties of Blackstone set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date.

(c) The obligations of Blackstone to consummate the Blackstone Repurchase and to effectuate the Closing are subject to the condition that the representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date.

(d) The obligations of each party to consummate the Blackstone Repurchase and to effectuate the Closing are subject to the condition that immediately after giving effect to the consummation of the Blackstone Repurchase: (i) the present fair value and fair saleable value of the assets of the Company is not less than the total amount of the Company’s liabilities (including contingent liabilities); (ii) the Company should be able to pay its debts as they become due and mature; (iii) the Company does not engage in any business or transaction, for which its property would constitute unreasonably small capital; and (iv) the actual, current value of the Company’s assets minus its liabilities shall be greater than the Company’s statutory capital.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF BLACKSTONE

Each of the Blackstone sellers hereby makes the following representations and warranties to the Company.

Section 2.1 Power; Authorization and Enforceability.

(a) It is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and has the power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. All consents, orders, approvals and other authorizations, whether governmental, corporate or otherwise, necessary for such execution, delivery and performance by it of this Agreement and the transactions contemplated hereby have been obtained and are in full force and effect.

(b) This Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 2.2 No Conflicts. The execution and delivery of this Agreement by it and the consummation by it of the transactions contemplated hereby does not and will not constitute or result in a breach, violation or default under: (i) any agreement or instrument, whether written or oral, express or implied, to which it is a party; (ii) its limited partnership agreement; or (iii) any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any court, administrative or regulatory body, governmental authority, arbitrator, mediator or similar body on the part of itself, except, in each case, as would not reasonably be expected to have a material adverse effect upon its ability to consummate the Blackstone Repurchase and perform its obligations under this Agreement.

Section 2.3 Title to Shares. As of the date hereof, it is the sole legal and beneficial owner of and has good and valid title to the Repurchased Shares to be sold by it and upon delivery to the Company of the Repurchased Shares to be sold by itself to Company, against payment made pursuant to this Agreement, good and valid title to such Shares, free and clear of any lien, pledge, charge, security interest, mortgage, or other encumbrance or adverse claim, will pass to the Company.

Section 2.4 Receipt of Information. It has received all the information it considers necessary or appropriate for deciding whether to dispose of its Repurchased Shares. It has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the Company’s purchase of the Repurchased Shares and the business and financial condition of the Company and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to it or to which it had access. It has not received, or is not relying on, any representations or warranties from the Company, other than as provided herein.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby makes the following representations and warranties to Blackstone.

Section 3.1 Power; Authorization and Enforceability.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. All consents, orders, approvals and other authorizations, whether governmental, corporate or otherwise, necessary for such execution, delivery and performance by the Company of this Agreement and the transactions contemplated hereby have been obtained and are in full force and effect.

(b) This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 3.2 No Conflicts. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby following the satisfaction of the conditions set forth in Section 1.3 does not and will not constitute or result in a breach, violation or default under: (i) any agreement or instrument, whether written or oral, express or implied, to which the Company is a party; (ii) the Company’s certificate of incorporation or bylaws; or (iii) any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any court, administrative or regulatory body, governmental authority, arbitrator, mediator or similar body on the part of the Company, except, in each case, as would not reasonably be expected to have a material adverse effect upon the ability of Company to consummate the Blackstone Repurchase and perform its obligations under this Agreement.

ARTICLE IV

MISCELLANEOUS PROVISIONS

Section 4.1 Notice. All notices, requests, certificates and other communications to any party hereunder shall be in writing and given to each other party hereto and shall be deemed given or made: (i) as of the date delivered, if delivered personally; (ii) on the date the delivering party receives confirmation, if delivered by facsimile or electronic mail; (iii) three business days after being mailed by registered or certified mail (postage prepaid, return receipt requested); or (iv) one business day after being sent by overnight courier (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 4.1).

If delivered to the Company, to:

SeaWorld Entertainment, Inc.

9205 South Park Center Loop, Suite 400

Orlando, Florida 32819

Attention: G. Anthony (Tony) Taylor, Esq.

Facsimile No.: (407) 226-5039

with a copy to counsel for the Special Committee:

Morris, Nichols, Arsht & Tunnell LLP

1201 North Market Street, 16th Floor

Wilmington, DE 19899-1347

Attention: Frederick Alexander

Facsimile No.: (302) 425-4666

if to Blackstone, to:

The Blackstone Group, L.P.

345 Park Avenue

New York, NY 10154

Attention: Peter Wallace

Facsimile No.: (212) 583-5749

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Wilson S. Neely and Igor Fert

Facsimile No.: (212) 455-2502

Section 4.2 Entire Agreement. This Agreement and the other documents and agreements executed in connection with the Blackstone Repurchase shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

Section 4.3 Assignment; Binding Agreement. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any of the parties without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 4.3 shall be null and void.

Section 4.4 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy, telefax or electronic transmission shall be considered original executed counterparts for purposes of this Section 4.4.

Section 4.5 Governing Law; Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS. EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

Section 4.6 No Third Party Beneficiaries or Other Rights. This Agreement is for the sole benefit of the parties and their successors and permitted assigns and nothing herein express or implied shall give or shall be construed to confer any legal or equitable rights or remedies to any person other than the parties to this Agreement and such successors and permitted assigns.

Section 4.7 Amendments; Waivers. This Agreement and its terms may not be changed, amended, waived, terminated, augmented, rescinded or discharged (other than in accordance with its terms), in whole or in part, except by a writing executed by the parties hereto.

Section 4.8 Further Assurances. Each party hereto shall use its reasonable best efforts to do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 4.9 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 4.10 Termination. This Agreement may be terminated and the Blackstone Repurchase abandoned at any time prior to the Closing: (a) by mutual written consent of each party; or (b) by either party if the satisfaction of all of the conditions set forth in Section 1.3 have not been completed by the Closing Date, or the Closing Date has not occurred by February 1, 2014.

(Signatures appear on the next page.)

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

THE COMPANY:

SEAWORLD ENTERTAINMENT, INC.

By:	/s/ James Atchison
Name:	James Atchison
Title:	Chief Executive Officer and President

BLACKSTONE:

SW Delaware L.P.

SW Delaware A L.P.

SW Delaware B L.P.

SW Delaware C L.P.

SW Delaware D L.P.

SW Delaware E L.P.

SW Delaware F L.P.

SW Delaware Co-Invest L.P.

SW Delaware (GS) L.P.

SW Delaware (GSO) L.P.

By:	/s/ Bruce McEvoy
SW Cayman Limited, on behalf of each of the partnerships listed above
Name:	Bruce McEvoy
Title:	Authorized Person